Exhibit 10.1

AMENDING AGREEMENT

This Amending Agreement (the “Amending Agreement”) is effective as of the 31st day of December, 2017.

BETWEEN:

POTASH CORPORATION OF SASKATCHEWAN INC., a corporation

established under the federal laws of Canada, (hereinafter referred to as the “Corporation”),

OF THE FIRST PART,

– and –

                          of the City of                          in the State of                         , (hereinafter referred to as the “Employee”),

OF THE SECOND PART

WHEREAS the Corporation and the Employee entered into a Change in Control Agreement dated                         , 201     (the “Change in Control Agreement”), that provides the Employee with certain entitlements in the event the Employee has Good Reason following the occurrence of a Change in Control;

WHEREAS pursuant to the Change in Control Agreement, the Employee generally will not have Good Reason unless, among other things, (1) the Employee, within the thirty (30) day period immediately following the Employee’s knowledge of the occurrence of the Good Reason event (but in no event later than ninety (90) days following the occurrence of such event) (the “Notice Period”), provides the Employer with written notice identifying the Good Reason event, (2) the Employer has not remedied such event within thirty (30) days (the “Cure Period”) of the receipt of such notice, and (3) the Employee, within thirty (30) days after the end of the Cure Period (the “Termination Period”), elects by written notice to the Corporation to terminate the Employee’s employment, to be effective immediately;

WHEREAS in order to facilitate the integration among the Corporation and Agrium Inc. following the Closing Date, the Corporation and the Employee agree that it would be mutually beneficial, and wish to amend the Change in Control Agreement pursuant to this Amending Agreement, to extend the Notice Period for certain purposes, as further provided in this Amending Agreement;

NOW THEREFORE, in consideration of the premises hereof and of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:

Section 1	Defined Terms.

Capitalized terms used in this Amending Agreement that are not defined in it have the meanings given to them in the Change in Control Agreement.

Section 2	Amendments.

(1)	Subsection 2.5(m)(v) of the Change in Control Agreement is deleted and replaced with:

(v)	A termination of employment by the Employee for one of the events set forth in (i), (ii), (iii) or (iv) of this definition will not constitute Good Reason unless, (A) either (x) within the first 12 months following the Closing Date, or (y) if later, within the thirty (30) day period immediately following the Employee’s knowledge of the occurrence of such event, the Employee has given written notice to the Employer of the event relied on for such termination, (B) the Employer has not remedied such event within thirty (30) days (the “Cure Period”) of the receipt of such notice, and (C) the Employee, within thirty (30) days after the end of the Cure Period, elects by written notice to the Corporation to terminate the Employee’s employment, to be effective immediately. For greater certainty, the Employee’s employment will not be deemed to terminate for Good Reason unless and until the Cure Period has expired and the Employer has not remedied such event. The Corporation and the Employee may mutually waive in writing any of the foregoing provisions with respect to an event that otherwise constitutes Good Reason.

(2)	Subsection 4.1(e) of the Change in Control Agreement is deleted and replaced with:

(e)	if the Employee holds any options, rights, performance share units (“PSUs”), warrants or other entitlements for the purchase or acquisition of, determined with reference to, securities in the capital of the Corporation (collectively, “Options”), all such Options shall be exercisable, settled and/or forfeited in accordance with the applicable Equity Incentive Plan, subject to Section 4.4 hereof; and

(3)	The following new Section 4.4 shall be added to the Change in Control Agreement immediately after Section 4.3 thereof:

4.4

If the Employee holds any Options, the definition of “Good Reason” in the applicable Equity Incentive Plan (and any Options issued thereunder) shall be deemed to include the amendment to the definition of “Good Reason” set forth in this Agreement, as amended hereby, notwithstanding any other provision in this Agreement and/or the applicable Equity Incentive Plan (or any Options issued thereunder) to the contrary. For greater certainty, a termination for “Good Reason” for purposes of this Agreement, as amended hereby, shall be treated as a termination for “Good Reason” under the terms of the applicable Equity Incentive Plan (and any Options issued thereunder), including, without limitation, for purposes of determining entitlements to accelerated vesting and/or exercise of Options upon termination of employment for Good Reason, even if such Options are not otherwise vested or exercisable by their terms or the terms of the applicable Equity Incentive Plan; provided however, that notwithstanding the foregoing, if the Options are PSUs, the prior provisions of this Section 4.4 shall not apply, and the Employee will be considered to have terminated employment for “Good Reason” under the applicable Equity Incentive Plan (and any PSUs issued thereunder), so long as the other requirements of “Good Reason” are satisfied and the termination of employment occurs either: (x) within the first 12 months immediately following the Closing Date; or (y) if later, within the 30-day period immediately following the end of the Cure Period, such that the Employee is deemed not to have terminated employment solely as a result of the expiration of the Cure Period and the Corporation not having remedied the applicable Good Reason event; and provided further, that the provision of notice of Good Reason by the Employee for purposes of PSUs shall not be deemed to be notice of Good Reason for purposes of Section 2.5(m)(v) of this Agreement unless explicitly stated in such notice. In the event of a conflict, inconsistency or ambiguity between the vesting and exercise terms under this Agreement, the Option and/or any Equity Incentive Plan, the terms of this Agreement shall prevail.

Section 3	Entire Agreement.

This Amending Agreement constitutes the entire agreement between the parties with respect to the amendments contemplated in this Amending Agreement. The parties have not relied and are not relying on any other information, discussion or understanding in implementing the amendments contemplated by this Amending Agreement. Except as amended hereby, the provisions of the Change in Control Agreement shall remain in full force and effect and the Change in Control Agreement shall be read and interpreted as incorporating the provisions of this Amending Agreement.

Section 4	Successors and Assigns.

This Amending Agreement becomes effective when executed by all of the parties. After that time, it is binding upon and enures to the benefit of the parties and their respective successors and permitted assigns.

Section 5	Governing Law.

This Amending Agreement is governed by, interpreted and enforced in accordance with the laws of the State of Illinois, without giving effect to the principles of conflict of laws in such State.

Section 6	Counterparts.

This Amending Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together constitute one and the same instrument.

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IN WITNESS WHEREOF The parties have executed this amending agreement.

Witness	[Employee Name]

POTASH CORPORATION OF SASKATCHEWAN INC.

Per:
Authorized Signatory